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FOR IMMEDIATE RELEASE

                  INTERNATIONAL SHIPHOLDING CORPORATION PRICES
          $40.0 MILLION OF 6% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

         New Orleans, Louisiana - December 29, 2004 - International Shipholding Corporation (NYSE: ISH) announced today the pricing of its public offering of $40.0 million of Convertible Exchangeable Preferred Stock. The preferred stock, which will have a liquidation preference of $50 per share, will pay cumulative quarterly cash dividends from the date of issuance at a rate of 6% per annum.

         The preferred stock will be convertible into two million shares of ISH common stock, equivalent to a conversion price of $20.00 per share of ISH common stock and reflecting a 34% conversion premium to the $14.90 per share closing price of ISH's common stock on the New York Stock Exchange on December 29, 2004.

         The underwriter for the offering is Ferris, Baker Watts, Incorporated. ISH has granted the underwriter an option to purchase up to an additional $4.0 million of the preferred stock to cover over-allotments, if any. All shares of the preferred stock, which is a new series of ISH's capital stock, will be sold by ISH.

         The preferred stock will be listed on the NYSE under the symbol "ISH Pr." ISH expects that trading in the preferred stock will commence no sooner than the date of closing of the offering and, in any event, no later than thirty days following the closing of the offering. The offering is expected to close on January 6, 2005.

         Erik F. Johnsen, Chairman of International Shipholding Corporation, stated, "We are very pleased at the market support given this issue, particularly during this holiday season. The proceeds of this issue will enable the company to successfully conclude a number of projects going forward."

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                      * * *

Contacts:

Erik F. Johnsen, Chairman           (504) 529-5461
Niels M. Johnsen, President         (212) 943-4141